Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investor and media contacts:

Glen Corso / Matt Nichols

925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. COMMENCES CONSENT SOLICITATION FOR ITS 2.50% SENIOR CONVERTIBLE DEBENTURES DUE 2021

Walnut Creek, CA, May 16, 2003 — The PMI Group, Inc. (the “Company”) today announced that it has commenced a consent solicitation with respect to its outstanding 2.50% Senior Convertible Debentures due 2021 (the “Debentures”). The Company is seeking consents to a proposed amendment to the indenture under which the Debentures were issued. The proposed amendment would change the definition of “designated subsidiary” in the indenture by excluding from the definition Fairbanks Capital Holding Corp. (“Fairbanks”) and Fairbanks’ subsidiaries, and any of their respective successors. The proposed amendment would also increase the percentage of the Company’s total assets on a consolidated basis (from 15% to 25%) that a subsidiary of the Company would be required to represent to constitute a designated subsidiary. In addition, the proposed amendment would provide that in the case of any subsidiary of the Company that is not accounted for as a consolidated entity in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, only the Company’s proportionate share of the assets of such subsidiary shall be counted for purposes of this asset test. As of March 31, 2003, the Company had no subsidiaries that constituted designated subsidiaries as a result of the existing asset test described above. However, Fairbanks constituted a designated subsidiary as of February 28, 2003 as a result of that asset test. To the extent statements in this press release are based in whole or in part on the amount of Fairbank’s assets, such statements are based on information provided by Fairbanks. As a result of the proposed amendment, any failure to pay indebtedness at maturity or default with respect to indebtedness for borrowed money by Fairbanks or any of its subsidiaries would not constitute events of default under the indenture. In addition, events of bankruptcy insolvency or reorganization with respect to Fairbanks or any of its subsidiaries would not result in an event of default under the indenture. Also, some current subsidiaries that might have become designated subsidiaries in the future as a result of changes in their assets or the Company’s total consolidated assets and some future subsidiaries of the Company that would have otherwise been designated subsidiaries would not constitute designated subsidiaries as a result of the proposed amendment. Consequently, failures to pay indebtedness at maturity or defaults with respect to indebtedness for borrowed money by any such subsidiary that would no longer constitute a designated subsidiary would not constitute events of default under the indenture. The proposed amendment would not amend any other provisions of the indenture, including the Company’s obligation to make principal and interest (including any contingent interest and additional interest) payments on the Debentures when due, and provisions with respect to redemption, maturity, voting rights, conversion rights and ranking of the Debentures. The implementation of the proposed amendment is conditioned upon, among other things, the receipt of consents from the holders of a majority in principal amount of the Debentures.

The consent solicitation will expire at 5:00 p.m., New York City Time, on May 28, 2003, unless extended. If the requisite consents have been received and have not been revoked at the expiration of the solicitation period and certain other conditions are satisfied or waived, the Company will promptly pay to the holders of Debentures as of a specified record date who have delivered (and have not revoked) a valid consent in respect of such Debentures, for each $1,000 principal amount of Debentures in respect of which such consents have been delivered, a cash amount equal to $5.00.

Banc of America Securities LLC will act as Solicitation Agent for the consent solicitation. The Information Agent is Georgeson Shareholder Communications Inc. and the Tabulation Agent is Alpine Fiduciary Services Inc. Persons with questions regarding the consent solicitation should contact the Information Agent at (212) 440-9800 or (800) 813-3797 or the Solicitation Agent at (212) 933-2200 or (888) 583-8900 Ext. 2200.